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Exhibit 10.33

March 30, 2005

Mr. Scott D. Peters
c/o Golf Trust of America, Inc.
10 N. Adger's Wharf
Charleston, SC 29401

RE: Golf Trust of America, Inc.: Amendment to Employment Agreement

Dear Scott:

        With reference to that certain (i) Fourth Amended and Restated Employment Agreement (the "Employment Agreement") dated August 29, 2003, by and between you and Golf Trust of America, Inc. (the "Company"), executed by you for the benefit of the Company, (ii) Master Pledge Agreement dated February 26, 2001, by and between you and the Company (the "Pledge Agreement"), and (iii) the non-recourse Master Promissory Note dated February 26, 2001 executed by you for the benefit of the Company (the "Note" and together with the Employment Agreement and Pledge Agreement, the "Agreements"), and in consideration of the modified obligations of the respective parties hereto, you (the "Executive") and the Company hereby agree as follows:

  1.
  Term of the Modified Schedule. To extend the Term of the Modified Schedule, as defined in the Employment Agreement, for an additional twelve (12) month period expiring March 31, 2006.

  2.
  Loan and Pledged Shares

  2.1
  Representation regarding Pledge Shares. The Executive hereby represents that the Executive has full right, title and interest in and to the Pledged Shares (as defined in the Pledge Agreement) and the Executive has not transferred, pledged or hypothecated such Pledged Shares other than pursuant to the Pledge Agreement.

  2.2
  Assignment of the Pledged Shares. In consideration for the Company's agreements in this letter agreement, as of the Effective Date, the Executive hereby (i) assigns to the Company good and marketable title to the Pledged Shares, together with any and all proceeds of the Pledged Shares, including, without limitation, any and all dividends, income, interest and distributions earned from or attributable to the investment or deposit of the Pledged Shares, and (ii) executes and delivers to the Company the attached stock power certificate (and such other documents as may be necessary to cause such transfer of the Pledged Shares to the Company).

  2.3
  Forgiveness of Loan and Interest. Provided that the Company shall have received good and marketable title to the Pledged Shares, as aforesaid, as of the Effective Date, the Company hereby

  2.3.1
  forgives (i) the Company's original non-recourse loan to the Executive pursuant to the Note in the amount of $444,995.76 (which amount is defined as the "Original Principal Amount" under the Note and the "Initial Funds" under the Pledge Agreement), (ii) all Additional Advances (as defined in the Note), and (iii) all accrued interest on items (i) and (ii) above; and

  2.3.2
  cancels the Note.

  3.
  Pledge Agreement. Upon the parties' performance of their respective obligations under this letter agreement, the Pledge Agreement shall automatically terminate.

  4.
  Milestone Payment. The Company acknowledges and agrees that (i) the Executive is entitled to the balance of the performance milestone payment described in Section 4.A.(a) of the Employment Agreement in the amount of $165,230, plus accrued interest, and (ii) no outstanding conditions to the Company's payment of such performance milestone exists.

  5.
  Employment Agreement. Except as expressly amended and/or restated by this letter agreement, the Employment Agreement shall remain in full force and effect and unmodified.

        If the foregoing correctly reflects our understandings, please execute this letter agreement and return a duly executed copy thereof to the undersigned.

        Thank you.

                      Sincerely,

                      W. Bradley Blair, II
                      Chief Executive Officer

AGREED TO AND APPROVED BY:

Scott D. Peters Date: March 30, 2005 ("Effective Date")

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  Exhibit 10.33